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EXHIBIT 2.8

                                 AMENDMENT NO. 1
                            TO ASSET SALES AGREEMENT
                            ------------------------

This Amendment No. 1 is made and entered into on July 31, 2007, to be effective as of January 1, 2007 between Pacific Energy Resources Ltd. ("Pacific") and Forest Oil Corporation ("Forest").


                                    RECITALS
                                    --------

WHEREAS, Pacific and Forest are parties to that certain Asset Sales Agreement dated May 24, 2007, but effective as of January 1, 2007 (the "Agreement");

WHEREAS, among other things, certain inaccuracies and omissions have been discovered in the Agreement, which Pacific and Forest desire to correct, as provided herein; and

WHEREAS, Pacific and Forest wish to proceed directly to Closing under the Agreement;

NOW, THEREFORE, in consideration of the benefits hereunder for each party, Pacific and Forest hereby amend the Agreement as follows:

     1. For purposes of this Amendment No. 1, unless otherwise set forth herein, capitalized terms or matters of construction deemed or established in the Agreement shall be applied herein as defined or established therein.

     2. Exhibit A-1 of the Agreement is hereby deleted in its entirety and replaced with the Corrected Exhibit A-1 attached to this Amendment No. 1 and made a part hereof.

     3. Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the Corrected Exhibit C attached to this Amendment No. 1 and made a part hereof.

     4. The transfer to Pacific of Forest's shares in CIPL and the transfer to Forest of the Stock Consideration by Pacific shall be handled pursuant to that certain Letter Agreement re: Shares in Cook Inlet Pipe Line Company Purchased from Mobil Pipe Line Company by Forest Corporation (the "CIPL Side Letter"), which is attached hereto as Annex 1 and shall be attached to the Agreement as Schedule 3.

     5. The text of Section 6 shall be deleted in its entirety and shall be replaced with the following:

               6.   CLOSING.

               (a) The closing of the transactions contemplated hereby (the "Closing") shall occur at the Denver office of Seller on August 24, 2007. If the transactions contemplated by the Membership Interest Purchase Agreement among Buyer, Forest Alaska Holding LLC, Forest Alaska Operating LLC and Seller have not closed prior to Closing, for any reason, then Buyer and Seller may each elect to terminate this Agreement. At the Closing, the following shall occur:


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                    (i) Buyer shall deliver to the Seller the Preliminary Sum, either in cash or in the form of a combination of cash and the Stock Consideration.

                    (ii) Seller shall execute and deliver such instruments of
               assignment, bills of sale and other title transfer documents with respect to the Assets to Buyer on forms reasonably satisfactory to Seller and Buyer whereby Seller warrants the title to the Assets by, through and under Seller, but not otherwise, subject to the remaining provisions of this Agreement. Seller shall also deliver to Buyer stock certificates representing the CIPL Shares, duly endorsed for transfer.

                    (iii) If Stock Consideration is to be paid to Seller, Buyer and Seller shall have executed a Share Acquisition and Registration Rights Agreement.

                    (iv) Seller shall execute and deliver such other
               conveyances, assignments, instruments of transfer or forms required by governmental agencies or such other instrument reasonably necessary to accomplish the purposes of this Agreement.

               (b) If the Closing does not occur by August 24, 2007 due to Buyer's failure to observe all covenants applicable to it or otherwise to meet its Closing obligations, Seller shall be entitled to retain the Performance Deposit, together with any interest earned thereon. This shall be in the nature of liquidated damages for Buyer's breach, and not a penalty, and shall be Seller's sole remedy against Buyer. If the Closing does not occur by August 24, 2007 due to Seller's failure to observe all covenants applicable to it or otherwise to meet its Closing obligations, the Performance Deposit, together with any interest earned thereon, shall be delivered to Buyer. If the Agreement is terminated by mutual agreement of the parties or if the Membership Interest Purchase Agreement does not close under conditions that result in the return of the Deposit under the Membership Interest Purchase Agreement to Buyer, the Performance Deposit, together with any interest earned thereon, shall be delivered to Buyer, unless otherwise agreed by Buyer and Seller.

     6. Pacific hereby irrevocably waives any and all rights to postpone Closing under Section 7 of the Agreement, regardless whether any such restrictions remain uncured, although Forest agrees to honor all reasonable requests for assistance from Pacific post-Closing in order to resolve any such Restrictions. Should any such Restrictions remain in place nine months following Closing, then the Asset encumbered by such Restriction shall remain with Forest and Forest shall within 15 days refund to Pacific the amount allocated to such Asset on Exhibit B to the Agreement.


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     7.   Pacific hereby irrevocably waives any and all title defects affecting the Assets under Section 8 of the Agreement.

     8. Pacific hereby irrevocably waives any and all claims of breach by Forest of any Representation or Warranty made under Section 10.1 of the Agreement, except if made under subsections 10.1(d) or the first sentence of 10.1(c).

     9. Forest hereby irrevocably waives any and all claims of breach by Pacific of any Representation or Warranty made under Sections 10.2
          (a), (b) and (f) of the Agreement.

     10. Pacific hereby irrevocably acknowledges that it has received all information it has requested or requires under Section 11 of the Agreement.

     11. To the extent not obtained prior to the Closing, after the Closing, Forest covenants and agrees to use commercially reasonable best efforts to obtain releases of all liens and security interests affecting the Assets. Forest shall indemnify Pacific and Forest Alaska Operating LLC pursuant to the terms of Section 12.3 of the MIPA from any Losses (as defined in the MIPA) resulting from the failure to obtain such releases.

     12. Except as expressly provided herein, the Agreement shall remain unchanged, is hereby ratified and affirmed, and shall continue in full force and effect. Wherever the terms of this Amendment No. 1 and the terms of the Agreement conflict, the terms of this Amendment No. 1 shall be deemed to supersede the conflicting terms of the Agreement. Any violation of an agreement or covenant contained in this Amendment No. 1 shall be treated in the same manner as a violation of an agreement or covenant in the Agreement.

     13. Any provision of this Amendment No. 1 that is prohibited or otherwise unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction

     14. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Except as amended herein, the Agreement remains in full force and effect as originally written.

FOREST OIL CORPORATION                         PACIFIC ENERGY RESOURCES
                                               LTD.

By:    /s/ H. Craig Clark                      By:    /s/ Darren Katic
      --------------------------------------         ---------------------------
Name:  H. Craig Clark                          Name:  Darren Katic
      --------------------------------------         ---------------------------
Title: President and Chief Executive Officer   Title: President
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Date:  July 31, 2007                           Date:  July 31. 07
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